Exhibit 4

Execution Copy

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of this 23rd day of August, 2007, by and among TONTINE CAPITAL PARTNERS, L.P., a Delaware limited partnership (“TCP” and a “Buyer”), TONTINE CAPITAL OVERSEAS MASTER FUND, L.P. (“TCOMF,” a “Buyer” and collectively with TCP, the “Buyers”), ALEX C. ALLIE, PETER C. ALLIE, CHRISTOPHER C. ALLIE, STACEY C. CULLIGAN, WERGIN FAMILY DYNASTY TRUST 2005, DANIEL P. WERGIN and TERENCE P. FOX (each a “Seller” and collectively, the “Sellers”).

RECITAL

The Sellers wish to sell to the Buyers and the Buyers wish to purchase from the Sellers the number of shares of the common stock, $0.001 par value per share, of Tower Tech Holdings Inc., a Nevada corporation with its main office located in Manitowoc, Wisconsin (the “Company”) set forth beneath each Seller’s name on the signature pages attached hereto, represented by the certificate number(s) as set forth on Exhibit A attached hereto (all of such shares, in the aggregate, the “Stock”), all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

AGREEMENTS

SECTION 1.  Sale and Purchase of Stock.  On the terms and subject to the conditions hereinafter set forth, the Sellers agree to sell, transfer and assign the Stock, free and clear of all security interests, liens, claims, encumbrances, pledges, options, charges and restrictions (on transferability or otherwise), except for any restrictions on transfer arising pursuant to the Securities Act of 1933, as amended (the “Securities Act”) to the Buyers and the Buyers agree to purchase the Stock from the Sellers as set forth on Exhibit A attached hereto.  The purchase price for the Stock shall be $4.00 per share and shall equal the aggregate of the dollar amounts identified as the purchase price set forth on Exhibit A attached hereto (the “Purchase Price”).

SECTION 2.  Closing.

(a)           Subject to the terms of this Agreement, the closing of the purchase and sale of the Stock (the “Closing”) shall be held on the date hereof, or such other time as may be mutually agreed to by the Buyers and the Sellers (the “Closing Date”), at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606 or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed to by the Buyers and the Sellers.

(b)           At the Closing: (i) each Seller shall deliver the certificates representing the Stock, together with duly executed Assignments Separate from Certificate to the Company’s transfer agent (the “Transfer Agent”), together with such other documents requested by the

Transfer Agent, including irrevocable transfer instructions acceptable to the Buyers in their reasonable discretion (the “Transfer Instructions”) as may be necessary for the transfer of record ownership of the Stock to the Buyers on the stock records of the Company; (ii) upon the Buyers’ receipt of confirmation reasonably satisfactory to the Buyers from the Transfer Agent that the Transfer Agent is prepared to transfer record ownership of the Stock to the Buyers in accordance with Clause (i) of this paragraph, the Buyers shall deliver the Purchase Price in immediately available funds to the Sellers in the respective amounts shown on Exhibit A attached hereto by certified cashier’s check payable to each Seller or by wire transfer to an account designated by each Seller to the Buyers in writing at least two (2) business days prior to the Closing Date; and (iii) upon the Buyer’s delivery of the Purchase Price and in accordance with the Transfer Instructions, the Transfer Agent shall take such action, as may be reasonably necessary to transfer record ownership of the Stock to the Buyers on the stock transfer records of the Company.

SECTION 3.  Representations and Warranties of the Sellers.  Each Seller hereby represents and warrants to the Buyers as follows:

(a)           Ownership of Stock.  Each Seller is the sole lawful and beneficial owner of the Stock as set forth on Exhibit A and the Stock is free and clear of any security interest, claim, lien, pledge, option, encumbrance, or restriction (on transferability or otherwise) whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act in law or in equity, and except with respect to that certain Right of First Offer/Refusal Letter Agreement dated March 1, 2007, as applicable, and the delivery to the Buyers of the Stock in the manner set forth in this Agreement will convey to the Buyers lawful, valid, and indefeasible title thereto, free and clear of any security interest, claim, lien, pledge option, encumbrance, or restriction (on transferability or otherwise) whatsoever, except for any restrictions on transfer arising pursuant to the Securities Act.

(b)           Enforceability.  This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity).

(c)           Brokers and Finders.  No Seller or any person acting on behalf of any Seller has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(d)           No Conflicts.  The execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby, will not (i) require any Seller to obtain the consent or approval of, or make any filing with, any person or public authority; (ii) constitute or result in a breach or violation of, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the Stock pursuant to any terms and provisions of any agreement or instrument to which any Seller or, to the Sellers’ knowledge, the Company, is a party to or by which the

Stock is bound; or (iii) violate any law, regulation, judgment, ruling, injunction or order applicable to any Seller or by which the Stock is bound.

(e)           Authority.  Each Seller has the legal competence, full power, and authority to enter into, deliver, and perform this Agreement and to consummate the transactions contemplated herein.

(f)            No Litigation.  Except as disclosed on Schedule 4.7 to that certain Securities Purchase Agreement dated as of August 22, 2007, by and among Buyers and the Company (the “Company SPA”), there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority pending or, to the knowledge of the Sellers, threatened against any Seller or the Company that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

(g)           SEC Documents; Financial Statements of the Company.

(i)            Except as disclosed on Schedule 4.5 to the Company SPA, since December 31, 2005, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”)  (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)           As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii)          With respect to Alex C. Allie, Peter C. Allie and Stacey C. Culligan only, the foregoing representations and warranties in this Section 3(g) are made to the best of each such Seller’s actual knowledge.

(h)           Anti-Takeover Protections.  As of the date hereof, the Company had less than 200 “stockholders of record” and is not considered a “resident domestic corporation” for purposes of §78.411 through §78.444 of the Nevada Revised Statutes.  In addition, the Company has opted out of the provisions of the Nevada Revised Statutes pertaining to the acquisition of a controlling interest (§78.378 to §78.3793).

SECTION 4.  Representations and Warranties of the Buyers.  Each Buyer hereby represents and warrants to the Sellers as follows:

(a)           Enforceability.  This Agreement constitutes the legal, valid and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity).

(b)           Disclosure.  Such Buyer has received all requested information from the Sellers necessary to make a decision to buy the Stock.

(c)           Authority.  Such Buyer has the full limited partnership power and authority to enter into, deliver, and perform this Agreement and to consummate the transactions contemplated herein.

(d)           No Conflicts.  The execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby, will not (i) require such Buyer to obtain consent or approval of any person or public authority, except as provided in this Agreement, (ii) constitute or result in a breach or violation of, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which such Buyer is a party; or (iii) violate any law, regulation, judgment, ruling, injunction or order applicable to such Buyer.

(e)           Investment Representations.

(i)            Such Buyer confirms that: (A) the Stock will be acquired by such Buyer for investment only, for its own account and not as a nominee or agent and not with a view to the sale or distribution of any part thereof in violation of applicable Federal and state securities laws; and (B) such Buyer has no current intention of selling, granting participation in or otherwise distributing the Stock in violation of applicable Federal and state securities.  By executing this Agreement, such Buyer further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third person, with respect to any of the Stock in violation of applicable Federal and state securities laws.

(ii)           Such Buyer understands that the Stock has not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from registration under the Securities Act and that the Sellers’ reliance on such exemption is predicated on the representations and warranties of such Buyer set forth herein.

(iii)          Such Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its purchase of the Stock.  Such Buyer further represents that it is familiar with the business and financial condition, properties and operations of the Company, as described in the Company’s filings with the Securities and Exchange Commission, and that it has had, during the course of the transactions contemplated hereby and prior to its purchase of Stock, the opportunity to ask questions of, and receive answers from, the Company concerning its purchase of the Stock.  Such Buyer has made such independent investigation of the Company as such Buyer deems to be necessary or advisable in connection with this investment.

(iv)          Such Buyer represents that it will not sell, transfer or otherwise dispose of the Stock without registration under the Securities Act and applicable state securities laws, or an exemption therefrom. Such Buyer understands that, in the absence of an effective registration statement covering the Stock or an available exemption from registration under the Securities Act and applicable state securities laws, the Stock must be held indefinitely.  In particular, such Buyer acknowledges that it is aware that the Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of such rule are met.  Among the current conditions for use of Rule 144 by certain holders is the availability to the public of current information about the Company, and such information may not be available.

(v)           Such Buyer represents that it (A) is capable of bearing the economic risk of holding the unregistered Stock for an indefinite period of time and has adequate means for providing for its current needs and contingencies, (B) can afford to suffer a complete loss of this investment and (C) understands all risk factors related to the purchase of the Stock.

(vi)          Such Buyer understands that the purchase of the Stock involves a high degree of risk, that while there is an established market for the Stock, the average trading volume is too low to effectively support sale of all or a significant portion of the Stock at one time in the open market.

(f)            Brokers and Finders.  Such Buyer or any person acting on behalf of such Buyer has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(g)           No Litigation.  There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority pending or, to the knowledge of such Buyer, threatened against such Buyer that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

SECTION 5.  Legends; Stop Transfer.

(a)           Legend.  The Buyers acknowledge that all certificates evidencing the Stock shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).  THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE CORPORATION.”

(b)           State Legends.  The certificates evidencing the Stock shall also bear any legend required by any applicable state securities law.

(c)           Stop Transfer.  The Buyers acknowledges that the Company shall be entitled to make a notation regarding the restrictions on transfer of the Stock in its stock books, and the Stock shall be transferred on the books of the Company only if transferred or sold pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and an opinion of counsel reasonably satisfactory to the Company and its counsel that registration is not required.

SECTION 6.  Conditions Precedent to Obligations of the Buyers.  The obligation of the Buyers to purchase the Stock is conditioned upon:

(a)           Representations and Warranties.  The truth and accuracy in all material respects of the representations and warranties of the Sellers set forth in Section 3 as of the date when made, and at the Closing as though made on the Closing Date (except for representations and warranties that relate to a particular date, which shall be true and accurate as of such date).

(b)           Company SPA.  The Buyers and the Company having entered into the Company SPA.

(c)           Covenants.  The performance, on or prior to the Closing Date, by each Seller of all other obligations and covenants required to be performed or to be complied with by each Seller under this Agreement.

SECTION 7.  Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers hereunder are conditioned upon:

(a)           Representations and Warranties.  The truth and accuracy in all material respects of the representations and warranties of the Buyers set forth in Section 4 as of the date when made, and at the Closing as though made on the Closing Date (except for representations and warranties that relate to a particular date, which shall be true and accurate as of such date).

(b)           Covenants.  The performance, on or prior to the Closing Date, by the Buyers of all obligations and covenants required to be performed or to be complied with by the Buyers under this Agreement.

SECTION 8.  Survival of Representations.  All representations, warranties, and agreements made in this Agreement, or pursuant hereto, shall survive the Closing and any investigation at any time made by or on behalf of the parties for a period of three (3) years following the Closing Date.

SECTION 9.  The Sellers’ Efforts.  At any time, and from time to time, the Sellers shall, without further consideration, execute and deliver such other instruments of transfer or other documents, and shall otherwise cooperate and use reasonable efforts to cause to be timely fulfilled the conditions and covenants set forth in this Agreement.

SECTION 10.  Notices.  Any notices required or permitted to be given hereunder shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications are set forth on the signature page to the Agreement.  Each party shall provide notice to the other party of any change in address.

SECTION 11.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

SECTION 12.  Entire Agreement.  This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be amended only by a writing executed by the Buyers and by the Sellers.

SECTION 13.  No Implied Rights or Remedies.  Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, other than the Buyers and the Sellers, any rights or remedies under or by reason of this Agreement.

SECTION 14.  No Waiver, Etc.  No failure on the part of any of the parties hereto to exercise, no delay in exercising and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof.  No single or partial exercise of any right or remedy hereunder will preclude any other further exercise thereof or the exercise of any other right or remedy.

SECTION 15.  Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

SECTION 16.  Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

SECTION 17.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each party and delivered to the parties hereto.  This Agreement, once executed by a party, may be delivered to the other parties hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

SECTION 18.  Expenses.  Irrespective of whether the Closing is effected, each Buyer and each Seller shall pay the respective costs and expenses that they incur with respect to the negotiation, execution, delivery and performance of the Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

SECTION 19.  Knowledge.  The term “knowledge” as used herein shall mean the actual knowledge after due inquiry of each of the Sellers.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

BUYERS: TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital Overseas GP, LLC, its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

55 Railroad Avenue, 1st Floor Greenwich, Connecticut 06830

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, LLC, its general partner

By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

55 Railroad Avenue, 1st Floor Greenwich, Connecticut 06830

S-1

ALEX C. ALLIE	PETER C. ALLIE

/s/ Alex C. Allie	/s/ Peter C. Allie
3109 Waldo Boulevard Manitowoc, WI 54220	3109 Waldo Boulevard Manitowoc, WI 54220

CHRISTOPHER C. ALLIE	STACEY C. CULLIGAN

/s/ Christopher C. Allie	/s/ Stacey C. Culligan
3109 Waldo Boulevard Manitowoc, WI 54220	808 Winnetka Court Manitowoc, WI 54220

WERGIN FAMILY DYNASTY TRUST 2005	DANIEL P. WERGIN

/s/ Terence P. Fox	/s/ Daniel P. Wergin
Terence P. Fox, Trustee 927A S. 8th Street Manitowoc, WI 54221-1180	1016 N. 40th Street Manitowoc, WI 54220

TERENCE P. FOX

/s/ Terence P. Fox
528 N. 7th Street Manitowoc, WI 54220

S-2

EXHIBIT A

Stock

Owner	Certificate Number	Number of Shares	Buyer		Purchase Price

Alex C. Allie	1312	24,000	TCOMF		$96,000
		96,000	TCP		$384,000

Peter C. Allie	1311	24,000	TCOMF		$96,000
		96,000	TCP		$384,000

Christopher C. Allie	1400	111,000	TCOMF		$444,000
		444,000	TCP		$1,776,000

Stacey C. Culligan	1313	30,000	TCOMF		$120,000
		120,000	TCP		$480,000

Wergin Family Dynasty Trust 2005	1319	100,000	TCOMF		$400,000
		400,000	TCP		$1,600,000

Daniel P. Wergin	1403	89,000	TCOMF		$356,000
		356,000	TCP		$1,424,000

Terence P. Fox	1402	62,000	TCOMF		$248,000
		248,000	TCP		$992,000

			TCOMF	=	$1,760,000
			TCP	=	$7,040,000

A-1